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FINANCIAL TIMES
November 19, 2015
Benoît Potier says there is a 'very compelling' strategic case for takeover bid
Ed Crooks in New York
Benoît Potier, chief executive of Paris-based Air Liquide, had reached the most sensitive phase of negotiations to buy Airgas of the US when the terrorist attacks of November 13 hit his home city, killing 129 people.
He was at home, watching the terrible news come in all night. "Your kids are out having parties: my daughter was in one of those restaurants just a week ago. So it's a big shock," he said.
The terrorist attacks provided a sombre backdrop for the final stages of the negotiations, but the two companies concluded a deal, resulting in Tuesday's announcement of Air Liquide's agreed takeover of Airgas for $13.4bn including debt.
The deal is an ambitious move, one of the largest acquisitions of a US materials company by a European group. It will make Air Liquide the world's largest supplier of industrial gases, which include oxygen, nitrogen, hydrogen, carbon dioxide and helium, used in industries such as manufacturing, construction and healthcare.
The initial reaction from the stock market, though, was unenthusiastic. Air Liquide's shares fell 7 per cent on Wednesday, as investors digested what was described by David Silver, an analyst at Morningstar, as a "generous" price. They also worried about Air Liquide taking on more debt to increase its exposure to US manufacturing, which has shown unimpressive growth this year, in part because of the commodity price slump.
Mr Potier believes that adverse reaction will prove shortlived. "We lost 7 per cent, which is not good," he told the Financial Times in New York on Wednesday. "But we just need to wait another week or so, and give time to absorb the news, and the time it takes to recognise the value."
There is no doubt that the offer looks attractive for Airgas shareholders. At $143 in cash per share, it is at a 51 per cent premium to the average Airgas share price over the past month.
It is also double the $70 per share that Air Products, another US gases company, offered to pay in a hard-fought hostile takeover battle in 2010-11. That bid eventually failed when a court in Delaware upheld Airgas's "poison pill" defence.
Since then, the S&P 500 index has risen 56 per cent, and Air Products shares by about the same amount, while Airgas's stock has increased 117 per cent.
The Air Liquide deal is a personal vindication for Peter McCausland, who founded Airgas in the early 1980s and is now executive chairman.
"They've made a good offer for our shareholders, and we're all about creating value," he told the FT.
He and Mr Potier agree, though, that the bid terms are justified by the "very compelling" strategic case for the deal.
First, said Mr Potier, although Airgas's core business of distributing "packaged" gases, in cylinders or other small quantities, might seem unglamorous, it was actually a very attractive market. There was plenty of repeat business, cash flow was strong, and Airgas has been successful in adding sales of related products and services alongside its gas distribution.
"The merchant business is not exciting: it is a little bit cumbersome, boring," said Mr Potier. "[But] this is a simple, small but very, very efficient business."
Putting Air Liquide's production and bulk sales together with Airgas's distribution would create a vertically integrated company that can capture opportunities for profit wherever they emerge, he added.
Second, there is a real prospect that technology will shake up the gas distribution business. The "industrial internet" — equipment fitted with sensors and communications to generate data that can be analysed to improve performance — is likely to mean that significant long-term productivity gains will be possible in the gas cylinder business, Mr Potier believes.
Third, the deal sharply increases Air Liquide's exposure to the US, which is expected to be the best market for industrial gases in the developed world over the next half-decade. In 2014 the company made 24 per cent of its revenues in the Americas. Adding in Airgas, which makes almost all of its sales in the US, that proportion would rise to 42 per cent.
Although US manufacturing has been affected by falling commodity prices, which have hit demand for products such as mining equipment and the steel tubes used in oil and gas wells, Air Liquide still expects the US industrial gases market to grow by about 4.4 per cent every year from 2014 to 2020. That is much faster than the expected annual growth of 2 per cent to 2.5 per cent in Europe, and just 1 per cent to 2 per cent in Japan.
Air Liquide's executives are confident the potential pitfalls of the deal are surmountable. US antitrust regulators may order some asset sales, Mr Potier expects, but the amounts are likely to be "reasonable".
Paying for the deal means Air Liquide taking on a lot of debt: essentially the entire $13.4bn price as a bank bridging loan. That will be refinanced as soon as possible through bond sales, bank loans and a €3bn to €4bn share issue, so the company can keep an A or A-minus credit rating.
With ample liquidity making the deal possible, said Mr Potier, this was actually a good time to be buying Airgas, in spite of appearances.
"We've been absorbing the shock in the US of the low oil price, and I don't know exactly how long it will take, but the US market is going to rebound," he said.